UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Uroplasty, Inc.

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5420 Feltl Road
Minnetonka, Minnesota 55343

2012 ANNUAL MEETING AND PROXY STATEMENT

Dear Fellow Shareholder:

I cordially invite you to Uroplasty’s 2012 Annual Meeting of Shareholders. We will hold this meeting on Thursday, September 13, 2012, at 1:30 p.m. (Central Time) at our corporate office located at 5420 Feltl Road, Minnetonka, Minnesota, 55343.

Please read the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for more details about the Annual Meeting and the matters to be acted upon at the meeting. In addition to voting, we will review the major developments of fiscal 2012 and answer your questions. I hope you will participate in this review of our business and operations. Our Annual Report on Form 10-K for our fiscal year ended March 31, 2012 is also enclosed.

Whether or not you plan to attend the meeting, your vote is important. Please complete, sign, date and return the enclosed proxy card as soon as possible in the reply envelope provided.

On behalf of the management and directors of Uroplasty, I want to thank you for your continued support and confidence in Uroplasty. We look forward to seeing you at our 2012 Annual Meeting.

Very truly yours,

/s/ DAVID B. KAYSEN

David B. Kaysen
President and Chief Executive Officer

Minneapolis, Minnesota
July 27, 2012

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION AND TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE MEETING.

UROPLASTY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held Thursday, September 13, 2012

To Shareholders of Uroplasty, Inc.:

The Annual Meeting of Shareholders of Uroplasty, Inc. will be held on Thursday, September 13, 2012, at 1:30 p.m. (Central Time) at Uroplasty’s corporate office located at 5420 Feltl Road, Minnetonka, Minnesota 55343 for the following purposes:

1.	to elect David B. Kaysen and Lee A Jones as Class I directors to serve a three-year term until their respective successors are elected and qualified;

2.	to ratify the appointment of Grant Thornton LLP as independent registered public auditors for our fiscal year ending March 31, 2013; and

3.	to attend to other business properly presented at the meeting or any adjournment.

If you owned common stock at the close of business on July 16, 2012, you are entitled to vote at the meeting or any adjournments. Whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by completing, signing, dating and promptly returning the enclosed proxy card in the reply envelope provided.

On behalf of Uroplasty’s Board of Directors,

/s/ SUSAN HARTJES HOLMAN

Susan Hartjes Holman
Corporate Secretary
and Chief Operating Officer

Minneapolis, Minnesota
July 27, 2012

WE CORDIALLY INVITE YOU TO ATTEND THE ANNUAL MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE REPLY ENVELOPE.

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on September 13, 2012.
Our proxy statement, the form of our proxy card, and annual
report on Form 10-K can be viewed online at
http://materials.proxyvote.com/917277.

5420 Feltl Road
Minnetonka, Minnesota 55343
_______________________________

PROXY STATEMENT
_______________________________

ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 13, 2012
_______________________________

INTRODUCTION

We will hold the Annual Meeting of Shareholders of Uroplasty, Inc. on Thursday, September 13, 2012, at 1:30 p.m. (Central Time) at our principal executive office located at 5420 Feltl Road, Minnetonka, Minnesota 55343. If we do not obtain adequate representation to conduct the meeting, we may adjourn the annual meeting and reconvene it at a later date and place announced at the meeting.

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of this proxy statement and the accompanying annual report, as well as the cost of forwarding the material to beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies in person, in writing or by any form of telecommunication. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of common stock.

At the annual meeting, we will consider the re-election of David B. Kaysen and Lee A. Jones to serve as Class I directors until our annual meeting in 2015, and the ratification of the appointment of Grant Thornton LLP as our independent registered public auditors for our fiscal year ending March 31, 2013. The Board of Directors recommends that you vote in favor of the election of both Directors and for the ratification of the auditors. We do not know of any other matters that will be brought before the meeting. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote the proxy on such matter in accordance with their judgment

We enclose a proxy card for your use in voting the shares you held on the July 16, 2012 record date for the meeting. If you do not intend to attend the annual meeting, please complete and return the proxy card in the reply envelope provided. Any proxy received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy card. If you sign a proxy card but do not direct us how to vote, the proxy will be voted as recommended by our Board of Directors. You may revoke your proxy at any time before it is voted at our Annual Meeting either by providing written notice of revocation to our Secretary, by filing a properly executed proxy bearing a later date with our Secretary or by appearing at the Annual Meeting and filing a written notice of revocation with our Secretary prior to use of the proxy. No revocation of a proxy will be effective unless written notice of the revocation is received by us at or prior to the Annual Meeting.

We are first mailing this Proxy Statement and proxy card, together with our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, to Uroplasty shareholders on or about July 27, 2012.

VOTING OF SHARES

Only holders of record of our common stock at the close of business on July 16, 2012 are entitled to vote at our Annual Meeting. As of July 16, 2012, we had 20,926,582 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share.

The presence in person or by proxy at the meeting of holders of a majority 10,463,292 shares of our outstanding shares of common stock entitled to vote at the meeting is required for a quorum for the transaction of business. Provided that a quorum is present at the meeting, directors will be elected by plurality vote, which means that the directors who receive the most votes will be elected or reelected, regardless of whether holders of shares present vote in favor of the director.

If your shares are registered directly in your name, you are considered the holder of record. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record, you are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” If you hold your shares in “street name,” you must provide the holder of record with instructions on how to vote your shares with regard to the items described in this proxy statement. If you do not provide the holder of record with instructions on how to vote your shares, under certain circumstances, your brokerage firm may vote your shares for “routine” matters, such as the ratification of auditors.

If you abstain from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business as well as shares entitled to vote on that particular matter. If you hold your shares in “street name” and you do not provide voting instructions to your broker or other nominee as the record holder on matters that are not “routine,” your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary voting power, including the election of directors. Broker non-votes are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on the proposal in question because the broker has no discretionary voting power.

PROPOSAL 1 ─ ELECTION OF DIRECTORS

Nominations

Our Board of Directors is divided into three classes, with each class containing, as nearly as possible, one-third of the total. The members of each class are elected to serve for a term of three years. The term of office of each class is staggered so that in any one year the term of only one class expires. At each annual meeting of shareholders, a class of directors will be elected for a three-year term.

Our Board currently consists of seven directors. The term of our Class I directors will expire at our 2012 Annual Meeting requiring the election of two Class I directors at the meeting for a three-year term. Our Nominating and Corporate Governance Committee has recommended and our Board has nominated the individual nominees named below to serve as a Class I director, until the nominee’s successor has been elected and duly qualified. The two nominees are current members of the Board.

If the Board should learn that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence prior to the Annual Meeting, the proxies which otherwise would have been voted for the nominee will be voted for a substitute nominee selected by the Nominating and Corporate Governance Committee and elected by the Board. The Board has no reason to believe that a nominee will be unable to serve.

Nominees for Election at the 2012 Annual Meeting

Our Nominating and Corporate Governance Committee has nominated two individuals for election at the Annual Meeting to serve as Class I Directors until the date of our annual meeting in 2015, or until their successors are elected and qualify as directors:

Lee A. Jones, age 55, has been a director of Uroplasty since August 2006. Currently the President and CEO Of MikrobEX, Inc., Ms. Jones has more than 25 years of healthcare and medical device industry experience. From June 2010 until June 2011, she was a CEO-in-Residence at the University of Minnesota Venture Center. From February 2009 until June 2010, Ms. Jones was the Chief Administrative Officer of the Schulze Diabetes Institute of the University of Minnesota. From 1997 to 2005, she served as President and Chief Executive Officer of Inlet Medical, Inc. (a Cooper Surgical company since November 2005), specializing in minimally interventional laparoscopic products. Prior to joining Inlet, she had a 14-year career at Medtronic, Inc. where she held various technical and operating positions, most recently serving as Director, General Manager of Medtronic Urology/Interstim division. Ms. Jones has specialized knowledge of our industry, in operating a company in the urology device business and as an executive officer of a medical products company.

David B. Kaysen, age 62, has served as our President and Chief Executive Officer and as a director since May 2006. From July 2005 to May 2006, Mr. Kaysen served as President, Chief Executive Officer and a director of Advanced Duplication Services, LLC, a privately-held replicator and duplicator of optical media. Between December 2002 and June 2005, he served as President, Chief Executive Officer and a director of Diametrics Medical, Inc., then a publicly-traded manufacturer and marketer of critical care blood analysis systems that provide continuous diagnostic results at point of care. From 1992 to 2002, Mr. Kaysen served as Chief Executive Officer, President and a director of Rehabilicare Inc., then a publicly-traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use. Mr. Kaysen’s extensive experience as an executive officer of publicly traded medical device companies, as a director of public companies, and as a sales manager of multi-national medical product companies, as well as his significant knowledge of our operations as our Chief Executive Officer, make him an essential member of our Board.

The Board of Directors unanimously recommends a vote “FOR” the election of the two director nominees.

Directors Continuing in Office

The following information concerns our other directors whose terms of office extend beyond the 2012 Annual Meeting.

Class II
(Terms End 2014)

Robert E. Kill, age 48, has been a director of Uroplasty since December 2010. He served as President from 2007 to 2012, and CEO and a Board member from 2009 to 2012, of Virtual Radiologic Corporation, a national radiology organization that uses technology to enhance radiologic practice. Prior to joining Virtual Radiologic, Mr. Kill was President of Physicians Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill brings to our board substantial experience and insight in executive management of rapidly growing public companies, particularly companies focused on healthcare.

Sven A. Wehrwein, age 61, has been a director of Uroplasty since August 2006. He has over 35 years of experience in accounting, corporate finance and investment banking. Mr. Wehrwein also serves on the board of directors of Proto Labs, Inc., a manufacturer of Internet-enabled custom molded parts, and SPS Commerce, Inc., a supply-chain management software company, both of which are reporting companies. Mr. Wehrwein also served on the board of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical Systems Corp. in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International Inc. in 2012, and on the board of Image Sensing Systems, Inc. from 2006 until 2012. Mr. Wehrwein brings to our board extensive experience as a public company director, management experience in financial accounting as a former chief financial officer of several public companies as well as auditing experience as a CPA in the audit department of Coopers & Lybrand early in his career, considerable experience in investment banking with several Wall Street firms, and management and board experience with multiple companies in the medical-products industry.

R. Patrick Maxwell, age 68, a lawyer, has served as a director of our company since April 1994 and served as Chairman of our Board from June 2006 through November 2011. Mr. Maxwell has over 30 years of experience as a turnaround management specialist, an entrepreneur and executive in both the business and non-profit sectors. He has served as Chief Financial Officer of Tele Resources, Inc. since October 1996. He previously served as Chief Executive Officer of Entronix Inc., Northern Supply, Inc., and Telnet Systems, Inc. He also previously served as Chief Financial Officer of Magnum Tire Corporation, Midwest Legal Services, Inc. and Templeton and Associates, Inc. Mr. Maxwell serves on the board of directors of Tele Resource, Inc., and Telnet Services, Ltd., a New Zealand company. Mr. Maxwell brings to our board not only extensive financial and executive management expertise, but experience with financial restructuring and, importantly, the legal requirements applicable to various businesses.

Class III
(Terms Ends 2013)

Thomas E. Jamison, age 52, has been a director of Uroplasty since August 2000. Mr. Jamison is a member of Fruth, Jamison & Elsass, PLLC, a business litigation firm in Minneapolis, Minnesota. From 1996 to 1999, Mr. Jamison served as an investment banker in the Corporate Finance Department of R.J. Steichen & Company. From 1991 to 1996, Mr. Jamison practiced law at Fruth & Anthony, P.A. in Minneapolis. As an investment banker for a regional broker dealer, Mr. Jamison worked with emerging companies to raise capital, analyzed their markets, their management and their business strategies and monitored their growth and business success. In addition to skills in these areas, Mr. Jamison’s legal practice in business disputes, securities litigation, business valuation, and contract disputes allows him to assist us in business negotiations and to identify and evaluate the potential litigation risks we face.

James P. Stauner, age 57, has been a director of Uroplasty since August 2006 and Chairman of the Board since November 2011. Mr. Stauner has over 30 years of experience in the healthcare industry. Since July 2005, he has been an Operating Partner with Roundtable Healthcare Partners, a private equity firm focused on the healthcare industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held various positions between 1999 and 2005 at Cardinal Health, Inc., most recently as President of the Manufacturing Business Groups and a member of the Senior Management Operating Committee. Mr. Stauner has extensive knowledge of the healthcare industry and of the characteristics sought by a private equity firm for investment in the healthcare industry, and experience in operating and managing a medical products business and in finance.

Corporate Governance

Board Meetings and Attendance

Our business and affairs are managed by our Board, which met 6 times during the fiscal year ended March 31, 2012. Each director attended at least 75% of the meetings of the Board and any committee on which the director is a member. We encourage all Board members to attend our Annual Meetings and each attended the fiscal 2011 Annual Meeting.

Director Independence/ Independent Chairman

Our Board reviews the independence of each director. During this review, our Board considers transactions and relationships between each director (and his or her immediate family and affiliates) and Uroplasty and its subsidiaries, as well as transactions with our management, to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. We circulated questionnaires among our Board members and conducted an annual review of director independence in June 2012. Based upon this review, our Board determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Capital Markets or require disclosure under Securities and Exchange Commission (“SEC”) rules, with the exception of Mr. Kaysen, who is our executive employee. Based upon that finding, our Board determined that Messrs. Jamison, Kill, Maxwell, Stauner, and Wehrwein, and Ms. Jones are “independent.” Our Chairman, currently James P. Stauner, is not an employee or officer but is instead an independent director who receives no compensation from Uroplasty except compensation for his services as a director.

Risk Management

Because of the scope of our operations, we have not established a separate risk management committee. Our Board as a whole monitors and considers policies to manage risk as part of its regular activities. Committees of the Board focus on, and manage, specific forms of risk and report their activities to the Board. Our Audit Committee is primarily responsible for the identification and review of financial risk. Our Compensation Committee works to minimize risks associated with the executive compensation plans and stock benefit plans that it establishes. Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.

Committees and Nominations

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board believes all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meet the Nasdaq’s rules governing committee composition, including the requirement that committee members all be “independent” directors as that term is defined by Nasdaq rules. The written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on the investor relations page of our website at www.uroplasty.com.

Audit Committee. The current members of our Audit Committee are Messrs. Wehrwein (Chair), Kill, and Stauner. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with certain legal and regulatory requirements. Our Audit Committee has the sole authority to retain, compensate, oversee and terminate our independent registered public accounting firm. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the SEC. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by our independent registered public accounting firm.

Our Audit Committee administers our Code of Ethics and reviews all related party transactions. The Audit Committee generally requires any transaction between Uroplasty and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Chief Financial Officer. The Chief Financial Officer, in turn, is obligated to report the transaction to the Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.

During fiscal 2012, the Audit Committee held 6 meetings. A report of the Audit Committee is set forth below in this Proxy Statement.

Our Board has determined that all members of the Audit Committee are “independent” directors under the rules of the NASDAQ and the SEC and has determined that Mr. Wehrwein qualifies as an “audit committee financial expert” under such rules.

Compensation Committee. The current members of our Compensation Committee are Ms. Jones (Chair), Mr. Jamison and Mr. Wehrwein, each of whom is “independent” with the definition employed by the NASDAQ, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews and recommends to our full Board all compensation arrangements with our executive officers and other management employees, administers and interprets our stock-based benefit plans, and provides guidance to management and to the Board in matters relating to the organizational structure of Uroplasty. The Board has adopted a policy of requiring the Compensation Committee to report its recommendations to, and receive ratification of its decisions by, the full Board. Generally, our Chief Executive Officer formulates proposals for the compensation of our executive officers and management other than himself, and presents those proposals to the Compensation Committee. He does not, however, formulate proposals with respect to his own compensation or participate in discussions or approval of that compensation. During fiscal 2012, the Compensation Committee met four times.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee monitors our corporate governance function and identifies individuals qualified to become Board members, recommending to the Board nominees to fill vacancies in membership of the Board as they occur, as well as a slate of nominees for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee currently consists of Mr. Maxwell (Chair), Mr. Jamison and Ms. Jones.

All director-nominees for election at our 2012 Annual Meeting have been recommended to the Board by the Nominating and Corporate Governance Committee. Generally, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. The Nominating and Corporate Governance Committee also considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, but has not adopted any formal diversity policies in considering the nomination of candidates for director.

Historically, our Nominating and Corporate Governance Committee has been able to locate suitable candidates for nomination as Board members through the recommendations of members of our Board and our professional advisors, rather than through the use of a search firm. The Committee considers the recommendations, reviews the resume of each candidate, completes a background check for each candidate, reviews and discusses the qualifications of each candidate and interviews candidates. The Nominating and Corporate Governance Committee may in the future, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past year.

The Nominating and Corporate Governance Committee will consider for inclusion in its nominations of new Board nominees, candidates who are recommended by shareholders. Candidates recommended by shareholders will be considered on the same basis as candidates referred from other sources. To be considered by the Nominating and Corporate Governance Committee, nominations must be in writing and addressed to our Secretary at the following address: 5420 Feltl Road, Minnetonka, Minnesota 55343, and must be received by us on or before the deadline for the receipt of shareholder proposals as set forth in “Shareholder Proposals for 2012 Annual Meeting” below. Candidates, or the nominating person, must also submit a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of our stock. No nominees were recommended by shareholders for election at the 2012 Annual Meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Controller and other finance organization employees. The Code of Ethics is publicly available on the investor relations page of our website at www.uroplasty.com. We plan to disclose any substantive amendments to the Code of Ethics or grant of any waiver from a provision of it to the Chief Executive Officer, the Chief Financial Officer or the Controller in a report on Form 8-K.

Shareholder Communications with the Board of Directors

We do not have a formal policy by which shareholders may communicate directly with directors, but any shareholder who wishes to send communications to the Board should deliver such communications to the attention of the chairman of our Audit Committee at our principal executive offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343. The Audit Committee chairman will relay to the full Board all shareholder communications he receives that are addressed to the Board.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers as of the date of this Proxy Statement are as follows:

Name	Age	Position
David B. Kaysen	62	President and Chief Executive Officer
Larry Heinemann	60	Vice President, Sales
Marc Herregraven	47	Vice President, Manufacturing
Susan Hartjes Holman	58	Chief Operating Officer
Mahedi A. Jiwani	63	Vice President, Chief Financial Officer and Treasurer
Nancy A. Kolb	62	Vice President, Global Marketing
Arie J. Koole	48	Corporate Controller, Managing Director of Dutch Operations

Biographical information for Mr. Kaysen is set forth in “Proposal 1 — Election of Directors” in this Proxy Statement. Biographical information for our other executive officers is set forth below.

Larry Heinemann has served as our Vice President of Sales since June 2007. He joined us in September 1998 as Director of Sales for North and South America and since then has served in a range of senior executive positions, primarily as a Vice President in the area of sales, marketing and business development. He is a member of the Society of Urological Nursing Association (SUNA), and served on the board as an industry liaison for the Upper Midwest Chapter. He is also a board trustee of SUNA foundation.

Susan Hartjes Holman has served as our Chief Operating Officer since November 2002 and as Secretary since September 1996. She served as our Vice President of Operations and Regulatory Affairs from November 1994 to October 2002. Previously, she served in senior management positions for pharmaceutical and device firms in the areas of operations, research, quality, and regulatory affairs. Ms. Holman is a Senior Member and a Certified Quality Auditor of the American Society for Quality, has served several years on its Executive Board and subcommittees, and is a member of the Regulatory Affairs Professionals Society and its Ethics Task Force.

Marc Herregraven has served as our Vice President of Manufacturing since November 2002. He joined Bioplasty, Inc. in April 1992 as Plant Manager, and became Director of Manufacturing in 1994 and Director of Operations in 1999. Previously, he served with Advanced Bio-Surfaces, Inc., a Minnesota-based medical device developer, as Director of Manufacturing, and with Bio-Vascular, Inc., a Minnesota-based medical device manufacturer, in an engineering function.

Mahedi A. Jiwani has served as our Vice President, Chief Financial Officer and Treasurer since November 2005. From 2003 to 2005, Mr. Jiwani served as Chief Financial Officer of M.A. Gedney Company. Between 1997 and 2003, he was employed by Telex Communications, Inc., most recently as Vice President of Finance.

Nancy A. Kolb has served as our Vice President of Global Marketing since May 2007. From 2005 until joining Uroplasty, Ms. Kolb was Vice President of Marketing at Inlet Medical, Inc., a manufacturer of minimally interventional laparoscopic products.

Arie J. Koole joined us in 1993 and has served as our Corporate Controller and Managing Director of our operations in The Netherlands since January 2000. From 1987 to 1993, Mr. Koole was a financial auditor with the international accounting firm Deloitte & Touche in The Netherlands.

Compensation Discussion and Analysis

Compensation Philosophy. The compensation we provide to executives is designed both to attract and retain high quality executives to advance our business, and to provide both short-term and long-term incentives to those executives to enhance our performance. We have experienced proportionately high growth in recent fiscal periods and anticipate relatively high growth in future periods and our compensation policy is designed in part to attract and maintain managers capable of accommodating that growth. Although we set the level of compensation for our executives by reference to competitive compensation in a peer group of smaller, public medical-products companies, we also adjust our executive compensation plan to take into account of the size of our operations relative to other companies in that peer group. In years during which we have met our growth objectives, the incentive compensation we pay causes our overall executive pay to approximate the pay of executives in that peer group. In years in which we have not performed to those objectives, this has resulted in overall pay to executives at approximately the top of the lowest quartile of our peer group.

Overview. Because of operational difficulty caused by the recession and by reimbursement issues, executive salaries during fiscal 2010 were frozen at fiscal 2009 levels. With substantial improvements in our operations during late fiscal 2010, our Compensation Committee increased base salaries for fiscal 2011, and set both individual performance goals and financial performance goals consistent with this improved performance. We largely achieved this budgeted performance and these goals in fiscal 2011, resulting in compensation that approximated the mean of  peer group compensation for executives, but was above those members of our peer group of similar size. For the year ended March 31, 2012, we provided small increases in base salaries and again created an incentive compensation plan based on individual performance objectives and our financial budget. We achieved our minimum revenue threshold but not our target revenue goal under the executive compensation plan for fiscal 2012, and did not achieve the minimum operating profit goal. Accordingly incentive compensation, and therefore overall compensation, to our executives was lower in fiscal 2012 than it was in fiscal 2011, and was below the median compensation paid to executives in our peer group.

Role of the Compensation Committee. Our Compensation Committee, a committee composed of independent directors, formulates our executive compensation plan and recommends that plan to the full board for approval. The Committee normally meets to first discuss the executive compensation plan for the coming fiscal year in the fourth fiscal quarter of each fiscal year, retains the assistance of a compensation consultant to the extent it believes advisable, and then formally establishes the executive compensation plan and recommends its adoption by the Board prior to the first regular meeting of the Board during the fiscal year to which the plan applies. The Committee receives input on the proposed plan from the Chief Executive Officer with respect to the proposed operating plan for the following fiscal year, as well as the Chief Executive Officer’s recommendations regarding individual performance goals for his executive team. The Chief Executive Officer participates in committee discussions regarding the compensation of executives, except his own compensation. All compensation decisions are reviewed and approved by the full Board, normally at the first regularly scheduled Board meeting during the year to which the plan applies, except that Mr. Kaysen does not participate in the approval of his own compensation.

Compensation Consultant. Our Compensation Committee engaged an independent compensation consultant, Financial Concepts, to assist in reformulating the executive compensation plan for fiscal 2011 based on comparable levels of compensation. Among other things, Financial Concepts presented benchmark data for our executive compensation plans, comparing the compensation of our executives to ten companies, including:

Angeion Corporation	Rochester Medical Corporation
Aegis Assessments, Inc.	Synovis LifeTech, Inc
Cardiovascular Systems, Inc.	Urologix, Inc.
Enteromedics, Inc	Vascular Solutions, Inc
Medtox Scientific, Inc.	Vital Images, Inc

These companies were chosen because they represent smaller public companies in the medical products industry.  Nevertheless, annual revenue at these companies varies from approximately $15 million to over $100 million and, accordingly, we have adjusted our compensation to pay our executives’ compensation above the 25th  percentile of the peer group but below the peer group median.  The compensation consultant also recommended for the fiscal 2011 plan, and the Compensation Committee implemented, substantial changes in the equity based compensation program in fiscal 2011 to include larger grants and to provide roughly half the value of those grants in restricted stock.

Our Compensation Committee did not engage a compensation consultant for the executive compensation plan we established for the fiscal year ended March 31, 2012. Instead, the structure of the plan for fiscal 2012 remained the same as the plan for fiscal 2011, but our Compensation Committee altered base salaries to reflect cost of living increases, altered individual performance goals for our cash incentive plan to reflect corporate goals and individual responsibility for those goals during fiscal 2012, and altered financial goals for our cash incentive plan to reflect our budget for fiscal 2012.

For our fiscal year ending March 31, 2013, our Compensation Committee again retained Financial Concepts to review and provide recommendations regarding our executive compensation plan.  Reviewing our fiscal 2012 plan, as well as an updated peer group, the compensation consultant again found that our salaries and incentive compensation were below the median peer group compensation but above the first quartile of the peer group, that our incentive compensation plan was appropriately structured and that we should continue to use the equity based incentive plan that we had implemented.

Plan Structure. We compensate our executive officers through an annual cash salary that is set by our Compensation Committee during the first quarter of our fiscal year, and normally effective as of June 1. We also provide incentive compensation through a Management Incentive Plan that is annually established by our Compensation Committee and that pays cash incentive compensation for each executive based upon the achievement of pre-established financial goals and individual performance goals. To provide a longer term incentive, we grant stock options and restricted stock.

Base Salaries. For the year ended March 31, 2012, we increased salaries for most executives, including each of Messrs. Kaysen, Jiwani and Heinemann, Ms. Kolb, by 3.5%, reflecting both cost of living increases and improved performance and the scale of operations during fiscal 2011.During the review of salaries for our fiscal 2013 plan, our Compensation Committee found that the fiscal 2012 salaries were set at roughly the correct levels relative to the peer group.  Accordingly, and consistent with the consultant’s advice as to the anticipated increase in base salaries in the industry, our Board approved salary increases for the 2013 executive compensation plan of 2.8% to 3%.

Incentive Compensation. Our Management Incentive Plan for the year ended March 31, 2012, like the plan for 2011, paid incentive compensation based on achievement of objectives at a threshold of 90% of budgeted performance, at a target equal to budgeted performance and at a maximum equal to 110% of budgeted performance for the year. Mr. Kaysen was entitled to incentive compensation of 30% of his salary at the threshold, 60% at the target and 80% at the maximum, Mr. Jiwani was entitled to incentive compensation of 25% of his salary at the threshold, 50% at the target and 60% at the maximum, and Ms. Holman, Mr. Heinemann and Ms. Kolb  were entitled to incentive compensation of 20% of their salaries at the threshold, 30% at the target and 50% at the maximum. For Mr. Kaysen and Mr. Heinemann, 60% of their incentive compensation was based on achievement of a sales goal, 20% was based on achievement of an operating profit goal and 20% was based on individual performance goals. For Mr. Jiwani, 45% was based on a sales goal, 25% was based on an operating profit goal and 30% was based on individual performance goals. For Ms. Holman and Ms. Kolb, 45% of their incentive compensation was based on achievement of a sales goal, 25% was based on achievement of an operating profit goal and 30% was based on individual performance goals. We achieved 90.15% of our budgeted sales goal, but did not achieve the minimum budgeted operating profit goal during the year ended March 31, 2012. Each of Mr. Kaysen, Mr. Jiwani, Mr. Heinemann, Ms. Kolb and Ms. Holman achieved most of their individual performance goals. Accordingly, we paid incentive compensation under the Management Incentive Plan of $84,869 to Mr. Kaysen, $38,140 to Mr. Jiwani, $37,590 to Ms. Holman, $28,682 to Mr. Heinemann, and $29,108 to Ms. Kolb.

When providing recommendations for the fiscal 2013 incentive compensation plan, our compensation consultant affirmed the appropriateness of the fiscal 2012 executive incentive plan, but recommended adjustment of the relative payouts in the plan resulting from financial performance. Our compensation committee recommended, and our board adopted, an incentive compensation plan for fiscal 2013 that has a higher 95% minimum threshold relative to budget, but that otherwise is similar to the 2012 plan.

Equity Based Compensation. We grant stock options and restricted stock annually, normally at the first regularly scheduled board meeting during the first fiscal quarter, to our executive officers as a longer–term incentive. Our stock options carry exercise prices equal to the fair market value of our common stock on the date of grant. Most of these options vest with respect to one-third of the shares on the first, second and third anniversaries of the grant date and expire seven years from the grant date. Starting in fiscal 2011, we also started granting to officers restricted stock that vests with respect to one- quarter of the shares on the first, second, third and fourth anniversaries of the date of grant. Options and restricted stock grant to executives in June 2011 were designed to have approximately the same grant date fair value as options granted in 2010 and we generally grant a number of restricted shares and options based on the grant date value.

Because of volatility in our share price and the increased expense we must recognize when granting options relative to the benefit we believe those options provide to employees, for fiscal 2013, and based on the recommendation of the compensation consultant, we granted solely restricted stock to employees under our incentive compensation plans.  We may grant options in future years, depending upon the compensation expense of those options relative to the market value of our shares.

Perquisites. We do not maintain any defined benefit pension plans or non-qualified deferred compensation plans for executive officers and do not provide significant perquisites to our officers.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 10 to 12 of this proxy statement. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Thomas Jamison
Lee A Jones, Chair
Sven Wehrwein

Summary Compensation Table.

The following table contains information regarding all compensation earned during the fiscal years ended March 31, 2012, 2011 and 2010 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of fiscal 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	All Other Compen -sation ($)(5)	Total ($)
David B. Kaysen	2012	329,333	--	100,149	100,091	84,869	16,391	630,833
President and Chief	2011	315,600	--	100,282	100,016	142,969	13,715	672,582
Executive Officer	2010	293,600	15,000	--	61,200	32,296	15,125	417,221

Mahedi A. Jiwani	2012	209,917	--	35,112	35,047	38,140	7,562	325,778
Vice President, Chief	2011	203,333	--	35,074	35,001	96,629	1,412	371,449
Financial Officer and Treasurer	2010	200,000	--	--	18,360	43,600	4,624	266,584

Susan Hartjes Holman	2012	208,050	--	25,137	25,099	37,590	5,313	301,189
Chief Operating	2011	202,133	--	25,194	25,028	61,920	1,404	315,679
Officer	2010	198,800	10,000	--	24,480	31,808	5,511	270,599

Larry Heinemann	2012	189,417	--	25,137	25,099	28,682	5,319	273,654
Vice President	2011	183,383	--	25,194	25,028	56,841	1,274	291,720
Sales	2010	180,300	--	--	18,360	14,424	4,162	217,246

Nancy Kolb	2012	189,417	--	25,137	25,099	29,108	5,195	273,956
Vice President,	2011	181,333	--	25,194	25,028	58,786	1,274	291,615
Marketing	2010	166,000	10,000	--	24,480	25,436	3,668	229,584

(1)	Represents discretionary bonuses granted with respect to fiscal 2010 performance after year end.
(2)	Represents the grant date value of restricted stock.
(3)
Represents the full grant date fair value of the options as computed by Black-Scholes in the year of grant. Details of the assumptions used in valuing these awards are set forth in Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The amounts reflected does not necessarily represent the annual amount we recognize as compensation expense for accounting purposes because of such grants.

(4)	Represents cash bonuses earned under our Management Incentive Plan.
(5)
Represents employer discretionary 401(k) contributions and, for Mr. Kaysen, reimbursement for premium for personal life and disability insurance as well. All other perquisites and benefits for each named executive officer were less than $10,000 in the fiscal year reported.

Grants of Plan-Based Awards and Non-Equity Incentive Plan Awards

The following table provides detailed information regarding grants of individual incentives provided to our executives during fiscal 2012.  The Non-Equity Incentive Plan Awards shown in the table do not relate to 2011 compensation, but instead represent our cash incentive or “bonus” plan for executives for 2012 performance. We make decisions regarding incentive compensation in connection with our budgeting approval process in the first quarter of each year.

All of our equity awards, consisting only of restricted stock and stock options, are made under the 2006 Amended Stock and Incentive Plan and vest based on continuation of employment, or upon a change in control.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards1			Other Stock Awards: Number	Option Awards: Number of	Exercise or Base	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	of Shares of Stock or Units2 (#)	Securities Underlying Options3 (#)	Price of Option Awards ($/Sh)	of Stock and Option Awards4 ($)
Mr. Kaysen	6/7/11	98,800	197,600	263,467	12,550	16,350	7.98	200,240
Mr. Jiwani	6/7/11	52,479	104,958	125,950	4,400	5,725	7.98	70,159
Ms. Holman	6/7/11	41,610	62,415	104,025	3,150	4,100	7.98	50,236
Mr. Heinemann	6/7/11	37,883	56,825	94,708	3,150	4,100	7.98	50,236
Ms. Kolb	6/7/11	37,883	56,825	94,708	3,150	4,100	7.98	50,236

1.	Represents our cash incentive plan for fiscal 2012 created as of such date. There is no minimum payout after achieving the threshold, but the payout instead increases linearly.

2.	Represents restricted stock awards that vest with respect to one-fourth of the shares on each of the four anniversaries of the grant date.

3.	Stock options vest with respect to one third of the shares on each of the three anniversaries of the grant date and expire seven years from the grant date.

4.	Represents the full value that will be recognized as expense over the vesting periods of options and restricted stock granted in fiscal 2012.

Outstanding Equity Awards at 2012 Fiscal Year End.

The following table provides information about equity-based awards outstanding to the named executive officers at March 31, 2012.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of shares that have not vested		Market value of shares that have not vested(3)
Mr. Kaysen	300,000	--		$2.50	5/16/2016
	50,000	--		4.31	7/2/2012
	50,000	--		3.15	6/23/2013
	100,000	--		0.85	6/4/2014
	8,692	17,383	(1)	4.94	6/7/2017
		16,350	(2)	7.98	6/6/2018
						13,534	(1)	$40,737
						12,550	(2)	41,541
Mr. Jiwani	100,000	--		3.00	11/13/2015
	17,500	--		2.65	2/1/2014
	20,000	--		4.31	7/2/2012
	20,000	--		3.15	6/23/2013
	30,000	--		0.85	6/4/2014
	3,042	6,083	(1)	4.94	6/7/2017
		5,725	(2)	7.98	6/6/2018
						4,734	(1)	15,670
						4,400	(2)	15,564
Ms. Holman	100,000	--		5.19	1/1/2015
	12,500	--		2.65	2/1/2014
	10,000	--		3.15	6/23/2013
	40,000	--		0.85	6/4/2014
	2,175	4,350	(1)	4.94	6/7/2017
		4,100	(2)	7.98	6/6/2018
						3,400	(1)	11,254
						3,150	(2)	10,427
Mr. Heinemann	10,000	--		2.65	2/01/2014
	20,000	--		4.31	7/2/2012
	20,000	--		3.15	6/23/2013
	30,000	--		0.85	6/4/2014
	2,175	4,350	(1)	4.94	6/7/2017
		4,100	(2)	7.98	6/6/2018
						3,400	(1)	11,254
						3,150	(2)	10,427
Ms. Kolb	25,000			4.11	9/30/2012
	25,000			3.15	6/23/2013
	40,000			0.85	6/4/2014
	2,175	4,350	(1)	4.94	6/7/2017
		4,100	(2)	7.98	6/6/2018
						3,400	(1)	11,254
						3,150	(2)	10,427

(1)	Vests with respect to one-half of such shares on June 8, 2012 and 2013.
(2)	Vests with respect to one-third of such shares on June 7, 2012, 2013 and 2014.
(3)	Represents unvested shares multiplied by closing market price of $3.01 on March 30, 2012.

Option Exercises and Stock Vested

The following table provides information regarding stock grants and restricted stock that were exercised or that vested during fiscal 2012 by the named executive officers and the value realized by the executive upon exercise or when the restricted stock vested.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Mr. Kaysen	--	--		5,075	40,194
Mr. Jiwani	--	--		1,775	14,058
Ms. Holman	10,000	37,200	(2)	1,275	10,098
Mr. Heinemann	--	--		1,275	10,098
Ms. Kolb	--	--		1,275	10,098

(1) Based on the $7.92 market price on the June 8, 2011 vesting.
(2) Based on the $8.03 market price on the June 2, 2011 exercise date.

Employment Agreements and Payments Upon Termination or Change in Control Provisions Employment Agreements and Other Arrangements.

We have employment agreements with each of Mr. Kaysen, Mr. Jiwani, Ms. Holman, Mr. Heinemann and Mr. Herregraven.

David B. Kaysen. Effective May 17, 2006, we entered into an employment agreement with Mr. Kaysen, our President and Chief Executive Officer, and amended that agreement on April 25, 2012. The agreement provides for an annual base salary which was increased to $331,200 for the year ended March 31, 2012. The agreement also provides that Mr. Kaysen is entitled to an annual cash incentive bonus under our Management Incentive Plan and requires that we reimburse Mr. Kaysen for up to $11,500 annually for his personal life and disability insurance policies. We granted Mr. Kaysen options, with a 10-year term, to purchase 300,000 shares of our common stock at a price of $2.50 per share in accordance with the agreement when it was signed.

Mr. Kaysen’s employment agreement has a one-year term, unless terminated earlier, and continues to automatically renew on a year-to-year basis. If we terminate or fail to renew the agreement without “good cause,” or if Mr. Kaysen terminates the agreement because of material and adverse changes in his duties or because we move the location of our principal officers more than 100 miles, then we must pay Mr. Kaysen 100% of his then annual base salary as severance pay. However, if we terminate his employment without “good cause” in connection with a change in control, we will be obligated to pay him 160% of his then annual base salary and a pro rated bonus for the year in which termination occurs as severance pay, and will be obligated to continue his health benefits for one year after the termination date. The employment agreement prohibits Mr. Kaysen, for one year after his employment terminates, from soliciting our employees or customers and from engaging in competition with us in the development, manufacturing, licensing, marketing or distribution of products or services for diagnosis or treatment of urinary or fecal voiding dysfunctions.

Mahedi A. Jiwani. Effective November 14, 2005, we entered into an employment agreement with Mr. Jiwani, our Vice President and Chief Financial Officer. The agreement provides for an annual base salary which was increased to $211,100 for the year ended March 31, 2012. The agreement also provides that Mr. Jiwani is entitled to an annual cash incentive bonus under our Management Incentive Plan. The agreement required that we grant, and we granted to Mr. Jiwani, options to purchase 100,000 shares of our common stock at an exercise price of $3.00 per share.

Mr. Jiwani’s employment agreement has a one-year term, unless terminated earlier, and continues to automatically renew on a year-to-year basis. If we terminate or fail to renew the agreement without “good cause,” or if Mr. Jiwani terminates the agreement because of material and adverse changes in his duties, because we move the location of our principal offices more than 50 miles, because we reduce Mr. Jiwani’s salary more than other executives, or because he elects to terminate the agreement at the end of its term, we must pay Mr. Jiwani 100% of his then annual base salary and a prorated share of his annual bonus earned as of the termination date assuming 100% milestone achievement as severance pay. We will pay this amount in twelve equal monthly installments provided Mr. Jiwani is not subsequently employed. The employment agreement prohibits Mr. Jiwani for one year after his employment terminates, from soliciting our employees or customers and from engaging in any business in competition with our business.

Susan Hartjes Holman, Larry Heinemann and Nancy Kolb. We also have an employment agreement with each of Ms. Holman (dated December 7, 1999), Mr. Heinemann (dated December 7, 1999) and Ms. Kolb (dated May 22, 2012). The employment agreements specify a base salary, which is subject to annual adjustment and also entitle each executive to receive an annual cash incentive bonus under our Management Incentive Plan.

Either party may terminate the employment of Ms. Holman, Mr. Heinemann or Ms. Kolb at any time, with or without cause, by providing 30 days’ written notice. If employment is terminated by us “without cause,” we would continue to pay monthly base salary for a period of 12 months. In the event we terminate the employment of any of these executives without “good cause,” the executive is entitled to a severance payment equal to one months salary for each year of service, not to exceed a maximum of twelve months, and in the case of Ms. Kolb, not less than six months.

Contemporaneously with the execution of the employment agreement, each executive executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the executive agreed not to disclose confidential information, to assign to us without charge all intellectual property relating to our business which is created or conceived during the term of employment, to not encourage employees to leave our employment for any reason and to not compete with us during the term of employment and for a period of 18 months thereafter.

Definition of Good Cause, Without Good Cause and Change of Control. Under our employment agreements with Messrs. Kaysen and Jiwani, termination for “good cause” generally means one or more of the following events: (i) the executive’s willful breach of his employment agreement; (ii) the executive’s gross negligence in the performance or nonperformance of his duties which remains uncured for 30 days; (iii) the executive’s willful dishonesty, fraud or misconduct which materially and adversely affects our operations or reputation; or (iv) the executive’s conviction of a felony crime which materially and adversely affects our operations or reputation.

Under the employment agreement with Ms. Holman, Mr. Heinemann and Ms. Kolb, “cause” means one of the following events: (i) the employee is convicted of a felony; (ii) the employee has committed theft or fraudulent act or has acted dishonestly with respect to any business of our company; (iii) the employee has engaged in substance abuse or (iv) the employee has breached any agreement made between the employee and our company.

Under our employment agreements with our executive officers, a “change of control” generally means any of the following events:

●
a majority of our Board no longer consists of individuals who were directors, or who were appointed by directors or successors of directors, who served at the time that the applicable agreement was executed;

●	the acquisition of our securities that results in any person owning more than 50% of either our outstanding voting securities or our common stock;

●	a sale or other disposition of all or substantially all of the assets of our company (with certain exceptions); or

●	the approval by our shareholders of a complete liquidation or our dissolution.

Payments Made Upon Termination Due to Death or Disability. Generally, in the event a named executive officer’s employment is terminated due to death or disability, such officer is entitled to (a) salary and any earned, but unpaid, annual cash bonus, through the date of termination, and (b) exercise all vested options as of the termination date for a period of one year after such termination.

Acceleration of Stock Options Upon Change in Control. Under the 2006 Stock and Incentive Plan, in the event of a change in control, whether or not an executive officer’s employment is terminated, 100% of the remaining unvested portion of their restricted stock and stock options will immediately vest and their stock options will be exercisable for the remaining term of the option.

Potential Payments upon Termination or Change in Control. The following table describes the potential payments under our compensation and benefit plans and arrangements to which the named executive officers would be entitled, assuming upon termination of employment at March 31, 2012.

	Cash Severance Payment	Continuation of Medical/Welfare Benefits	Acceleration of Equity Awards(1)	Total Termination Benefits
David B. Kaysen
Involuntary or good reason termination	$331,200	--	--	$331,200
Involuntary or good reason termination after change in control (“CIC”)	728,640	$17,847	$82,278	829,518

Mahedi A. Jiwani
Involuntary or good reason termination	316,650	--	--	316,650
Involuntary or good reason termination after CIC	316,650	--	31,234	347,884

Susan Hartjes Holman
Involuntary termination	209,100	--	--	209,100
Involuntary or good reason termination after CIC	209,100	--	21,681	230,781

Larry Heinemann
Involuntary termination	190,500	--	--	190,500
Involuntary or good reason termination after CIC	190,500	--	21,681	212,181

Nancy A. Kolb
Involuntary termination	95,250	--	--	95,250
Involuntary or good reason termination after CIC	95,250	--	21,681	116,931

(1)  Represents the value of unvested shares, plus the difference, if positive, between the market price and the exercise price of unvested options, based on the closing price at March 30, 2012 of $3.01 per share.

Director Compensation

The fees for each member of the Board of Directors who is not also an employee, payable quarterly, consist of:

●	an annual $24,000 retainer for each member of the Board;

●	annual fees of $4,000 for each member of the Compensation Committee, $5,000 to each member of the Audit Committee and $2,000 for each member of the Nominating and Corporate Governance Committee; and

●
annual fees (in addition to the Board retainer and committee fees) of $8,000 for the Non-Executive Chairman of the Board, $5,000 to the Audit Committee Chair, $4,000 for the Compensation Committee Chair and $2,000 for the Nominating and Corporate Governance Committee Chair.

Further, at each annual meeting of shareholders, each director also receives (1) a non-qualified stock option to purchase, at an exercise price equal to the closing price on the NASDAQ on such date, a number of shares of the Company’s common stock, rounded up to the nearest 25 shares, such that the option has a grant date value, based upon a Black-Scholes model (or whatever model then used by the Company to compute compensation expense for such equity awards), equal to $20,000, and (2) the number of shares of restricted stock, rounded up to the nearest 25 shares, as are equal to $15,000 divided by such closing price. The options vest with respect to 100% of the shares on the first anniversary of the date of grant and expire seven years from the date of grant and the restricted stock vests six months from the date of grant.

We do not provide any form of incentive compensation or other form of stock-based or cash based compensation to our directors, and do not provide perquisites or other forms of compensation, although we do reimburse directors for out-of-town travel to and from board meetings.

Non-Employee Director Compensation. The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended March 31, 2012. Mr. Kaysen, our President and Chief Executive Officer, does not receive separate compensation for his services as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards (2)	Total
Thomas E. Jamison	$29,083	$15,094	$20,018	$64,195
Lee A. Jones	34,000	15,094	20,018	69,112
Robert E. Kill	29,000	15,094	20,018	64,112
R. Patrick Maxwell	35,625	15,094	20,018	70,737
James P. Stauner	32,582	15,094	20,018	67,694
Sven A. Wehrwein	38,000	15,094	20,018	73,112

(1)	Represents the grant date fair value of restricted stock that generates compensation expense of $15,000 (rounded up to the nearest 25 shares).

(2)
Represents the grant date fair value of options to purchase shares of common stock, as computed using the Black-Scholes formula, that generate compensation of approximately $20,000 (rounded up to the nearest 25 shares). For a description of the assumptions in such calculation, see Note 3, Shareholders’ Equity, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. As of March 31, 2012, there were options to purchase our common stock for 26,650 shares held by each of Mr. Jamison, Mr. Maxwell, Mr. Stauner and Mr. Wehrwein, 11,650 shares held by Ms. Jones, and 10,375 shares held by Mr. Kill.

PRINCIPAL SHAREHOLDERS

The following table presents the beneficial ownership of our common stock on June 30, 2012, by each person we know to own more than five percent of our common stock, by each director and executive officer, and by all directors and executive officers as a group. Unless indicated by footnotes, each shareholder possesses sole voting and investment power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Beneficial Owners of More Than 5%
Massachusetts Financial Services Company(1) 500 Boylston Street Boston, MA 02116	2,287,150	11.2%
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	1,842,806	8.7%
Manatuck Hill Partners LLC(3) 1465 Post Road Westport, CT 06880	1,757,000	8.4%
Orbimed Advisors LLC(4) 601 Lexington Avenue, 54th floor New York NY 10022	1,729,000	8.2%
Perkins Capital Management, Inc.(5) 730 East Lake Street Wayzata, MN 55391	1,093,281	5.3%
Visium Asset Management, LP(6) 888 Seventh Avenue, 22nd Floor New York, NY 10019	1,079,400	5.2%

Executive Officers and Directors (7)
David B. Kaysen	632,209	3.0%
Thomas E. Jamison	71,025	*
Lee A. Jones	47,760	*
Robert E. Kill	10,900	*
R. Patrick Maxwell	149,409	*
James P. Stauner	44,325	*
Sven A. Wehrwein	29,325	*
Larry Heinemann	153,842	*
Marc Herregraven	126,842	*
Susan Hartjes Holman	480,897	2.3%
Mahedi A. Jiwani	237,593	1.1%
Nancy A. Kolb	120,642	*
Arie J. Koole	66,967	*

All directors and executive officers as a group (7)
(13 persons)	2,171,736	9.6%

*  Less than 1%.

(1)
Based on an amendment to Schedule 13G filed January 31, 2012 and on Form 13F filed May 11, 2012. Includes 141,150 shares over which the shareholder has sole voting power and 2,146,000 shares over which it has sole power of disposition.

(2)
Based on an amendment to Schedule 13G filed February 14, 2012. Represents shares, for which the shareholder has no voting power but sole power of disposition, held by various investment companies for which Fidelity Management and Research Company, a subsidiary of FMR LLC, acts as investment advisor.

(3)	Based on Schedule 13G filed on February 14, 2012.

(4)	Based on Form 13F filed May 15, 2012. Represents shares over which shareholder has shared power of disposition and includes 1,464,000 shares over which the shareholder has sole voting power.

(5)
Based on an amendment to Schedule 13G filed February 3, 2012 and Form 13F filed May 9, 2012. Includes 616,933 shares over which the shareholder has sole voting power, and 476,348 over which the shareholder has shared voting power, and 1,093,281 shares over which it has sole power of disposition.

(6)	Based on Form 13F filed May 15, 2012.

(7)
Includes for Mr. Kaysen 522,834 shares, for Mr. Jamison 21,175 shares, for Mr. Kill 4,900 shares, for Ms. Jones 6,175 shares, for Mr. Maxwell 21,175 shares, for Mr. Stauner 21,175 shares, for Mr. Wehrwein 21,175 shares, for Mr. Heinemann 85,717 shares, for Mr. Herregraven 80,717 shares, for Ms. Holman 168,217 shares, for Mr. Jiwani 195,493 shares, for Ms. Kolb 92,717 shares, for Mr. Koole 59,301 shares, and for all officers and directors as a group 1,391,075 shares that may be acquired upon exercise of options that were exercisable on, or became exercisable within 60 days of, June 30, 2012. Also includes for Mr. Kaysen 71,337 shares, for Mr. Heinemann 17,187 shares, for Mr. Herregraven 17,187 shares, for Ms. Holman 18,012 shares, for Mr. Jiwani 23,200 shares, for Ms. Kolb 17,187 shares, and for Mr. Koole 3,475 shares of restricted stock subject to risk of forfeiture upon termination of employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

During the fiscal year ended March 31, 2012, Mr. Kaysen filed a Form 4 reporting one purchase of securities one day late. To our knowledge, and except with respect to such report, and based solely on a review of the copies of such reports furnished to us during the fiscal year ended March 31, 2012 and on written representation by each of our officers and directors, we believe all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with for such fiscal year.

AUDITING MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. Management is responsible for internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and Grant Thornton, LLP, our independent registered public accounting firm (“Independent Auditors”), both independently and in concert.

In connection with our consolidated financial statements for the fiscal year ended March 31, 2012, the Audit Committee has:

●	Reviewed and discussed the audited financial statements with management and with representatives of Grant Thornton LLP, our Independent Registered Public Accounting Firm;

●
Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC Rule 2-07, Communications with Audit Committees; and

●
Received the written disclosures and letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communication with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Robert E. Kill
James P. Stauner
Sven A. Wehrwein, Chair

Fees

The following table presents the aggregate fees for professional services provided by Grant Thornton, LLP, in the fiscal years ended March 31, 2011 and 2012.

	Fiscal Year 2011	Fiscal Year 2012
Audit Fees (1)	$161,830	$147,096
Audit-Related Fees (2)	--	--
Tax Fees (3)	11,205	10,159
Total	$173,036	$157,245

(1)
Audit fees consist of fees for the audit of our annual consolidated financial statements, review of our interim consolidated financial statements, services rendered relative to regulatory filings and attendance at Audit Committee meetings.

(2)	Audit-related fees are principally for technical accounting research.

(3)	Tax fees principally consist of fees for the preparation of tax returns and advice on tax audit.

There were no other services provided by Grant Thornton, LLP not included in the captions above during 2011 or 2012.

Pre-Approval Process

The Audit Committee pre-approves all audit and permitted non-audit services to be performed for us by its Independent Auditors.

PROPOSAL 2 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Uroplasty and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2013. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you want to submit a proposal for our 2013 annual meeting and wish to have your proposal included in our proxy statement for the 2013 meeting, you must submit your proposal to us before March 29, 2013. If you wish to nominate an individual for election as a director, or have any other proposal considered at the annual meeting that is not included in our proxy statement, our bylaws require that you submit your proposal to us no earlier than May 17, 2013 and no later than June 16, 2013. In either case, your proposal must be in writing, must include your name and record address and the name and record address of any other person for whom you are submitting the proposal, the number of shares you own, beneficially or of record, and the number of shares owned by any person for whom you are submitting the proposal.

If you wish to nominate an individual to serve as a director, you must also include in the written notification (i) the name, age, principal occupation and employment of the nominee, (ii) the number of shares of the company owned by the nominee, (iii) both the business and residence address of the nominee, (iv) any relationship with any person that would provide the nominee or any associate of the nominee the opportunity to profit from an increase in the value of our common stock, and (v) information regarding your relationship with the nominee. If you wish to have another proposal considered at the 2012 meeting, you must also include in your written notification (i) a complete description of the business desired to be brought before the annual meeting and the reasons you believe this business should be conducted at the annual meeting, and (ii) any material interest in that business that you have and or that the person on whose behalf you are making the proposal might have.

In addition to the requirements described above, in order for your proposal, including any director nomination, to be considered at the 2013 Annual Meeting, you must be a shareholder of record of our common stock as of the date you provide us written notice of your proposal, and must remain a shareholder of record on the record date for our 2013 Annual Meeting. If you do not comply with these requirements, we may refuse to consider your proposal at the 2013 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ SUSAN HARTJES HOLMAN

Susan Hartjes Holman
Corporate Secretary and Chief Operating Officer

Minneapolis, Minnesota
July 27, 2012

Front of Proxy Card

ANNUAL MEETING OF SHAREHOLDERS — THURSDAY, SEPTEMBER 13, 2012, 1:30 P.M.
(CENTRAL TIME) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David B. Kaysen and Mahedi A. Jiwani, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Uroplasty, Inc. to be held on September 13, 2012, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

The Board of Directors Recommends a Vote FOR Proposal 1 and FOR Proposal 2.

(1)  Election of Directors:    To elect two directors:   Lee A. Jones and David B. Kaysen

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD authority (Instructions: To withhold authority to vote for a nominee, write the name(s) of the nominee(s) in the space provided below.)

(2)  Ratification of Grant Thornton LLP as independent registered public auditors

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)  The undersigned authorizes the proxies in their discretion to vote upon such other business as may properly come before the meeting.

PLEASE TURN OVER TO SIGN THIS PROXY ON THE REVERSE SIDE HEREOF

Back of Proxy Card

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated: ___________________________________, 2012

Signature

NOTE: The number shown to the right of your name on this label signifies how many shares you have on record according to Broadridge Corporate Issuer Service.

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

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